Golden Century Resources Limited
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

December 18, 2009

JinXin Copper Holding Limited
4/F.Min Sheng Tower A
181 Min Sheng RD
Yuzhong District Chong Qing,
China 400010.

Attention: **Ms. Wang, Li Tong**
President

RE: This Letter of Agreement ("Agreement") outlining the proposed terms between **Golden Century Resources Limited** ("**GDLM** ") formerly named Golden Century Technologies Corporation, and **JinXin Copper Holding Limited** ("**JinXin**") for the purchase and acquisition by GDLM of certain assets held by JinXin.

Dear Sirs:

Further to our Letter of Intent relating to the proposed purchase and acquisition of certain assets of JinXin dated August 12, 2009, we agree to pay the remaining deposit of US$500,000 pursuant to the above mentioned Letter of Intent.

Purchaser: GDLM is a corporation incorporated pursuant to the laws of the Delaware, the common shares of which are traded through the facility of NASD's OTC Bulletin Board.

Vendors: JinXin is a British Virgin Island corporation that owns 62% of NanJiang Long Du Mining Industrial Limited Corporation ("**Long Du**"). Long Du is a corporation incorporated in Shangliang Town, Nanjiang County, Sichuan Province, P. R. China that owns prospecting permit no. 5100000730032 for the Yang Tan Gold Mine ("**Yang Tan**") for the prospecting rights for an area of 9.77Km2 from January 19, 2009 to January 19, 2011.

According to the Letter of Intent dated August 12, 2009, GDLM shall pay the total sum of one million US dollars in cash to JinXin as a deposit for the proposed purchase and acquisition of certain assets of Yang Tan.

On August 18, 2009, GDLM paid the sum of US$500,000 as the first deposit toward the consideration to JinXin pursuant to the Letter of Intent dated August 12, 2009. Upon the signing of this

JinXin's sale of the rights to Yang Tan as proposed and anticipated herein shall be subject to the parties waivers in relation to each of the following conditions precedent:

1. Standard 'due diligence' by both parties as to the viability for the completion of the proposals contained herein within 60 business days shall be completed to the satisfaction of both parties.

2. JinXin shall have good and unencumbered title to the assets and rights to be acquired by GDLM.

3. JinXin and GDLM shall work jointly to develop financial capital to satisfy the terms and conditions of the 'underlying agreements' and for the anticipated successful business operations of GDLM.

4. JinXin and GDLM shall be in good standing with their respective states of incorporation as well as with regard to all corporate tax filings required of both companies on the date of any closing between the parties, and,

5. Prior to closing, a certified copy of the authorization of the directors of both JinXin and GDLM shall be delivered to the attorneys for both parties approving the terms and conditions of the transaction proposed and anticipated herein.

Confidentiality: The management of GDLM understands that JinXin is a private and closely held company and GDLM, with all of its officers, directors and consultants, hereby covenants and agrees to respect the confidentiality of all material disclosed to GDLM during the course of its due diligence exercise and specifically covenants and agrees not to disseminate information of any kind that may be disclosed by JinXin to GDLM during the course of its due diligence exercise or to use such information for the purpose of competing either directly or indirectly with JinXin, except as GDLM is required to disclose in its public filings.

Board Representation: JinXin shall be entitled to nominate directors to the Board of GDLM upon the closing of the Definitive Agreement.

Governing Jurisdiction: The closing documents shall note that the parties hereto covenant and agree to be bound by the laws of the Delaware.

Golden Century Resources Limited
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

Agreement, GDLM agrees to pay the sum of US$500,000 in cash as the final deposit toward the consideration to JinXin pursuant to the Letter of Intent dated August 12, 2009 for the purchase and acquisition of the certain assets of Yang Tan described in the Letter of Intent dated August 12, 2009. The two deposits of US$500,000 each are collectively referred to herein as the "Deposits."

Consideration:

1. GDLM shall acquire all the rights to Yang Tan owned or otherwise held or controlled by JinXin for the consideration of the payment of the Deposits, half of which has already been paid prior to the signing of this Agreement.

2. JinXin shall only use the Deposits for expenses relating to the application for exploitation permit for Yang Tan from the related authorities of Yang Tan Gold Mine.

3. The Deposits shall be fully refunded by JinXin to GDLM upon written demand for such refund by GDLM to JinXin if the exploitation permit application for the Yang Tan Gold Mine is not successful within a reasonable time, as determined by GDLM. Upon written demand by GDLM to JinXin, the Deposits shall be fully refunded by JinXin to GDLM anytime before the execution of a Definitive Agreement between JinXin and GDLM. In the event that a Definitive Agreement is executed between JinXin and GDLM (the "Definitive Agreement"), then the Deposits shall be non-refundable except in the case where the closing of the Definitive Agreement does not occur as a result of the fault of JinXin, as determined by GDLM.

4. Upon the execution of the Definitive Agreement, GDLM will issue from treasury and delivery of the total amount of common shares in the capital stock of GDLM which is agreed upon in the Definitive Agreement by both parties.

5. In the Definitive Agreement, the parties will determine and agree regarding the transfer to GDLM of the obligations for the maintenance and full compliance of all of the terms and conditions specified in the 'underlying agreements' between JinXin and the Strategic Partners of JinXin.

Parties Conditions Precedent:

Any obligation of the Parties to cause the preparation of the closing documents relating to GDLM 's acquisition and

Title: President

Golden Century Resources Limited
Suite 1200, 1000 N. West Street, Wilmington, DE 19801
Tel: (302) 295-4937 Fax: (302) 295-4801

Notice: Any notice required to be given pursuant to this LOI shall be validly given and deemed received on the date of facsimile transmission of such notice as follows:

(a) if to **GDLM**:

Attention: David Cheng Lee
President

Facsimile No.: (302) 295-4801

(b) if to **JinXin**:

Attention: Ms. Wang, Li Tong
President

Facsimile No.: (86) (23) 6382-4871

Counterparts: This Agreement may be executed by the parties hereto in any number of counterparts by original or facsimile signature each of delivered, shall be an original but such counterparts together shall constitute one and the same instrument.

Please indicate your acceptance of the terms of this letter of intent by causing an authorized representative of JinXin to sign where indicated below prior to delivering a fully executed originally signed copy of this letter of intent back to JinXin.

Golden Century Resources Limited

per: ______________________
David Cheng Lee
President

Agreed to by JinXin and unanimously accepted by the owners of JinXin as verified by the signatures of the duly authorized officer of JinXin this 18 day of December, 2009.

JinXin Copper Holding Limited

per: ______________________
Wang, Li Tong